Filed pursuant to Rules 424(b)(3) and 424(b)(7)
Registration Number 333-83918
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JULY 19, 2007
FRED’S, INC.
24,901 SHARES OF CLASS A COMMON STOCK
     This prospectus supplement relates to the offer and sale of an aggregate of 24,901 shares of Class A common stock of Fred’s, Inc. by the selling stockholder listed under the heading “Selling Stockholder.” We will issue these shares on or about July 20, 2007 to the selling stockholder in a private transaction in connection with our acquisition of the membership interests of Summit Properties — Manila, LLC and Summit Properties — Sheridan, LLC, pursuant to a purchase agreement dated June 18, 2007.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “FRED.” On July 18, 2007 the closing price for the common stock as quoted on NASDAQ Global Select Market was $13.44.
     The selling stockholder identified in this prospectus supplement or its successors, including its transferees, pledgees or donees or their successors, may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholder, subject to certain restrictions. We will not receive any proceeds from the sale of these shares by the selling stockholder, except to the extent that the proceeds from the sale of shares by the selling stockholder are paid to us in connection with the selling stockholder’s indemnification obligations under the limited liability company purchase agreement. See “Plan of Distribution.”
     INVESTING IN THE SHARES INVOLVES RISKS. SEE “ITEM 1A — RISK FACTORS” BEGINNING ON PAGE 10 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 3, 2007, WHICH IS INCORPORATED BY REFERENCE HEREIN.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is July 20, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     If the description of this offering in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.
     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have authorized no one to provide you with different information. If you receive any other information, you should not rely on it. This prospectus supplement may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.
     Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”
     References in this prospectus supplement to “Fred’s,” “we,” “us,” and “our” refer to Fred’s, Inc. and its subsidiaries, unless the context otherwise requires.
USE OF PROCEEDS
     All of the shares of common stock being offered pursuant to this prospectus supplement are being sold by the selling stockholder or its pledges, donees, transferees or other successors-in-interest. Accordingly, we will not receive any proceeds from the sale of these shares. See “Selling Stockholder.”
SELLING STOCKHOLDER
     On July 20, 2007, we completed the acquisition of the membership interests of Summit Properties — Manila, LLC and Summit Properties — Sheridan, LLC and certain real estate rights from the selling stockholder. In connection with this acquisition, we will issue to the selling stockholder 24,901 unregistered shares of Fred’s, Inc. common stock, all of which are registered for resale pursuant to this prospectus supplement. Fred’s, Inc. will not receive any of the proceeds from the sale of the shares offered by this prospectus supplement.
     The following table sets forth information about the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering and the number of shares of common stock being offered from time to time pursuant to this prospectus supplement. We prepared this table based on information supplied to us by the selling stockholder and we have not sought to verify the information. We have assumed for purposes of this table that the selling stockholder will sell all of the shares offered by the selling stockholder pursuant to this prospectus supplement. However, the selling stockholder listed in this table does not necessarily intend to sell any or all of its shares pursuant to this prospectus supplement. Information about the selling stockholder may change from time to time. Any changed information will be set forth in a prospectus supplement or post-effective amendment to the registration statement of which the accompanying prospectus is a part, if required by applicable law.

Number of
	Number of			Shares of
	Shares of			Common Stock
	Common		Number of	to be Owned
	Stock		Shares of	After
	Beneficially	Percent	Common Stock	Completion of
Name	Owned(1)	of Class	Offered Hereby	This Offering(2)
Summit Properties, LLC	7,677	*	24,901	7,677
* Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, or the “SEC,” and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after July 19, 2007.
(2) Assumes that the selling stockholder will sell all of such stockholder’s shares of common stock being registered hereby. Based on the selling stockholder’s beneficial ownership of shares of common stock as of July 19, 2007.
     The selling stockholder has represented to us that the shares of common stock listed opposite such selling stockholder’s name under the heading “Number of Shares of Common Stock Offered Hereby” were acquired for investment for its own account, not as nominee or agent, for investment purposes only and not with a view to the resale or distribution of any part thereof, except pursuant to an effective registration statement or an exemption from registration. In recognition of the fact that the selling stockholder may wish to be legally permitted to sell the shares in the future, we agreed to file with the SEC under the Securities Act of 1933, as amended, or the “Securities Act,” this prospectus supplement with respect to the resale of the shares from time to time, and have agreed to prepare and file such prospectus supplements as may be necessary until the earliest of (i) the expiration of the 12 month period following the closing of our acquisition of the membership interests of Summit Properties — Augusta, LLC and certain real estate rights from the selling stockholder, (ii) the date when all of the shares offered by the selling stockholder hereby have been sold or (iii) the availability of Rule 144 of the Securities Act to sell such shares.
PLAN OF DISTRIBUTION
     The selling stockholder and any of its pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock beneficially owned by it and offered hereby directly or through one or more broker-dealers or agents. The selling stockholder will be responsible for commissions charged by such broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed

•	on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholder may be deemed to be a statutory underwriter under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated by the selling stockholder. The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder (including in connection with the distribution of the common stock by such broker-dealers). The selling stockholder may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock.
     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling stockholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.
     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b) or other applicable regulation promulgated under the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgees, donees, transferees or other successors-in-interest as selling stockholders under this prospectus supplement.
     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees, donees, transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement. In addition, the selling stockholder may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.
     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which the accompanying prospectus forms a part. Once sold under this prospectus supplement, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.
     We will pay all of the expenses incident to the filing of this registration statement, estimated to be approximately $1,000. These expenses include legal and accounting fees in connection with this prospectus supplement, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. We have agreed to keep the registration of the shares offered hereby effective until the earliest of (i) the expiration of the 12 month period following the closing of our acquisition of the membership interests of Summit Properties — Manila, LLC and Summit Properties — Sheridan, LLC and certain real estate rights from the selling stockholder, (ii) the date when all of the shares offered by the selling stockholder hereby have been sold or (iii) the availability of Rule 144 of the Securities Act to sell such shares.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information and reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our SEC filings are available on our website at http://www.fredsinc.com.
     You may request a copy of these filings at no cost by writing or telephoning us at the following address:
Fred’s, Inc.
Investor Relations
4300 New Getwell Road
Memphis, TN 38118
(901) 365-8880
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the year ended February 3, 2007; and

•	The description of the our Common Stock contained in our Registration Statement on Form 10 filed with the SEC on May 15, 1991 as updated by the description of our preferred stock purchase rights in the Registration Statement on Form 8-A filed on October 21, 1998.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also shall be deemed to be incorporated by reference in this prospectus, unless otherwise provided in the relevant document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
     Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. You may request a copy of these filings at no cost by writing or telephoning us at the following address:
Fred’s, Inc.
Investor Relations
4300 New Getwell Road
Memphis, TN 38118
(901) 365-8880

PROSPECTUS
FRED’S, INC.
CLASS A COMMON STOCK
(no par value)
     We may from time to time offer to sell our common stock. We may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. Our common stock also may be resold by stockholders. We will provide specific terms of any common stock to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “FRED.” On July 18, 2007 the closing price for the common stock as quoted on NASDAQ Global Select Market was $13.44.
     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
     Our principal executive offices are located at 4300 New Getwell Road, Memphis, Tennessee 38118. Our telephone number is (901) 365-8880.
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ITEM 1A — RISK FACTORS” BEGINNING ON PAGE 10 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 3, 2007, WHICH IS INCORPORATED BY REFERENCE HEREIN.
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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this Prospectus is July 19, 2007.

ABOUT THIS PROSPECTUS
     This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended. By using a shelf registration statement, we or the selling stockholders may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
     You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.
     References in this prospectus supplement to “Fred’s,” “we,” “us,” and “our” refer to Fred’s, Inc. and its subsidiaries, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS
     Other than statements based on historical facts, many of the matters discussed in this prospectus relate to events which we expect or anticipate may occur in the future. Such statements are defined as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The Reform Act created a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.
     The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. All forward-looking statements are inherently uncertain, and concern matters that involve risks and other factors which may cause our actual performance to differ materially from the performance expressed or implied by these statements. Therefore, forward-looking statements should be evaluated in the context of these uncertainties and risks, including but not limited to:

•	Economic and weather conditions which affect buying patterns of our customers and supply chain efficiency;

•	Changes in consumer spending and our ability to anticipate buying patterns and implement appropriate inventory strategies;

•	Continued availability of capital and financing;

•	Competitive factors;

•	Changes in reimbursement practices for pharmaceuticals;

•	Governmental regulation;

•	Increases in fuel and utility rates;

•	Other factors affecting business beyond our control, including (but not limited to) those discussed under Part 1, “ITEM 1A — RISK FACTORS” beginning on page 10 of our Annual Report on Form 10-K for the year ended February 3, 2007.
Consequently, all forward-looking statements are qualified by this cautionary statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
USE OF PROCEEDS
     Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any common stock that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that common stock is sold by a selling stockholder. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of common stock.
SELLING STOCKHOLDERS
     Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are incorporated by reference.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     We are incorporated under the laws of the State of Tennessee. The Tennessee Business Corporation Act, or TBCA, provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer was made a party to the proceeding because of his or her capacity as such, (ii) the director or officer acted in good faith, (iii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iv) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful.
     In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received.
     If a director or officer is wholly successful, on the merits or otherwise, in the defense of a proceeding to which such officer or director was made a party instigated because of his or her status as a director or officer of a corporation, the TBCA requires that the corporation indemnify the director or officer against reasonable expenses incurred in connection with the proceeding.
     Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification.
     Our charter provides that we will indemnify our directors to the full extent authorized or permitted by the TCBA. Our By-laws extend such indemnification to our directors and officers, sets forth certain mechanics of determinations to be made in connection with any requests for indemnification, provides for advances of expenses, certain notices to stockholders, and the non-exclusivity of those provisions.
     We and our directors entered into an agreement in 1989 in connection with the settlement of a legal proceeding, which contains indemnification provisions similar to those contained in the Charter and By-laws, but which sets forth with greater particularity matters in which separate counsel for an indemnified party must be selected, the conditions under which expenses may be paid in advance, and limitations on settlement of actions subject to indemnification.
     We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payments of a judgment under certain circumstances.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information and reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-

800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our SEC filings are available on our website at http://www.fredsinc.com.
     You may request a copy of these filings at no cost by writing or telephoning us at the following address:
Fred’s, Inc.
Investor Relations
4300 New Getwell Road
Memphis, TN 38118
(901) 365-8880
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the year ended February 3, 2007; and

•	The description of the our Common Stock contained in our Registration Statement on Form 10 filed with the SEC on May 15, 1991 as updated by the description of our preferred stock purchase rights in the Registration Statement on Form 8-A filed on October 21, 1998.
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also shall be deemed to be incorporated by reference in this prospectus, unless otherwise provided in the relevant document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
     Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Fred’s, Inc.
Investor Relations
4300 New Getwell Road
Memphis, TN 38118
(901) 365-8880
LEGAL MATTERS
     The validity of the securities offered hereby will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.
EXPERTS
     BDO Seidman, LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended February 3, 2007, and management’s assessment of the effectiveness of our internal control over financial reporting as of February 3, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on BDO Seidman, LLP’s reports, given on their authority as experts in accounting and auditing.